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                                                                   EXHIBIT 10.02

                              TERMINATION AGREEMENT

This Termination Agreement ("Agreement") is entered into as of May 17, 1999 by and between CyberGuard Corporation ("CyberGuard" or the "Company") and Tommy D. Steele ("Steele").

     WHEREAS, Steele resigned effective the date hereof, as President, Chief Operating Officer and Director of CyberGuard and from any other officer or director position that he has held with CyberGuard or its affiliates; and

     WHEREAS, Steele and CyberGuard are parties to a certain Employment Agreement between Steele and CyberGuard, originally dated November 7, 1997, and amended from time to time thereafter ("Employment Agreement"); and

     WHEREAS, CyberGuard and Steele desire to provide for the termination of the Employment Agreement and to provide for certain terms about Steele's termination in this Agreement; and

     NOW THEREFORE, CyberGuard and Steele agree as follows:

     1. SALARY AND BONUS. Steele shall be paid as follows:

          a. CyberGuard shall pay Steele an aggregate pre-tax amount of $245,000.00, in equal payments over the next 52 weeks, to be paid in accordance with the regular payroll practices of the Company. Under current Company payroll practices, this would result in Steele being paid a gross amount of $9,423.08 (less withholding) every second week. The aggregate amount of $245,000.00 represents Steele's base salary ($220,000.00 per year as of May 14, 1999) plus $25,000.00 (representing his bonus for the fiscal quarter ending June 30, 1999).

          b. Steele's bonus for the period ended March 31, 1999, in the amount of $25,000.00 has been earned but not yet paid. This $25,000.00 will be paid by the Company in a lump sum as soon as possible (taking into account the Company's cash flow position), but not later than upon the Company's collection of a pending receivable from a financial institution customer that is in the approximate amount of $1.4 million.

     2. STOCK OPTIONS. The parties acknowledge that, from time to time, Steele has been granted options to acquire, in the aggregate, 300,000 shares of CyberGuard's Common Stock ("Options"). The Options have been evidenced by various agreements that have been entered into between Steele and CyberGuard, and by CyberGuard's Stock Option Plans. The parties also acknowledge that, other than the Options, CyberGuard has granted Steele no other options, warrants, restricted stock or rights of any kind to acquire capital stock of CyberGuard (except for a restricted stock grant on which the restriction previously was lifted and the 3,600 shares representing such grant have not already been issued to Steele). The parties agree that all the Options shall become immediately exercisable and shall remain exercisable until May 17, 2001.

     3. STATUS. Steele hereby resigns effective the date hereof, as President, Chief Operating Officer and Director of CyberGuard and from any other officer or director position that he has held with CyberGuard or its affiliates (including, without limitation, as director of CyberGuard Europe Ltd. and of CYBG Consultant, Inc.). Steele shall continue to be considered an active employee of the Company, which status shall terminate upon the sooner to occur of: (i) November 19, 1999;


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or (ii) the day on which Steele becomes a full-time employee of another business enterprise. While Steele continues as an active employee of the Company, his position with the Company shall be that of Special Assistant to the Chief Executive Officer, and his duties shall be as mutually agreed between Steele and the Chief Executive Officer. Once Steele terminates as an active employee of the Company, his status until May 16, 2000 shall be that of a severed employee, and thereafter Steele shall have no further relationship with the Company.

     4. OTHER BENEFITS.

          a. MEDICAL AND DENTAL INSURANCE. Steele has informed CyberGuard that he intends to enroll in CyberGuard's medical and dental insurance plan during the next open enrollment period, beginning on June 1 and ending on June 30, 1999. If he so enrolls, CyberGuard will pay Steele's premiums (up to the amount that is paid for employees consistent with past practices) for coverage under such insurance from the inception of the coverage (July 1, 1999) through the month of November, 1999, at which time, if Steele wishes to continue such coverage, he will thereafter pay such premiums. This Agreement is not intended to cover the Company's responsibilities to give Steele COBRA notice, which notice under current law would be provided to him after he is no longer an active employee or severed employee of the Company.

          b. LIFE AND AD&D INSURANCE. The coverage for life and AD&D insurance that is currently in effect for Steele will remain in place until the sooner to occur of: (i) Steele's status as an active employee of the Company ends (as described in section 3 above); or (ii) the insurance policies that provide for life and AD&D coverage are no longer in effect or no longer cover an employee of Steele's status.

          c. 401-K PLAN. Steele hereby agrees not to make any further contributions to the Company 401-k Plan from the date of this Agreement, and to sign an appropriate letter addressed to the 401-k Plan administrators directing that no further payments be accepted on his behalf. Steele's vesting in the 401-k plan shall be determined as of the day his status as an active employee of the Company ends (as described in section 3 above), unless the 401-k Plan or ERISA requires otherwise.

     5. NO OTHER RIGHTS TO COMPENSATION.

          a. CASH COMPENSATION. The compensation and benefits set forth in this Agreement are intended to be the only compensation and benefits that CyberGuard is required to pay Steele. Steele hereby acknowledges that once the payments required of CyberGuard under section 1 hereof have been paid in full, Steele will have been paid in full all amounts due or owing to him in the nature of salary, bonus, severance, vacation pay, personal leave, sick leave or other compensation of any kind whatsoever, for all services rendered to CyberGuard as employee, consultant or in any other capacity whatsoever.

          b. BENEFITS. With respect to benefits other than cash compensation, Steele hereby agrees that once CyberGuard has fulfilled its obligations described in sections 2, 4 and 6 hereof, no other employee welfare benefits or benefits of any kind will be due or owing to Steele from CyberGuard. This Agreement is intended to be a novation of CyberGuard's obligations to Steele rather than an accord and satisfaction.

          c. EXPENSE REIMBURSEMENT. Steele shall continue to be entitled to be reimbursed for reasonable expenses incurred on behalf of the Company in his prior capacity as an officer of the Company and in his continuing capacity as an active employee of the Company, upon submission and Company approval of appropriate expense vouchers.

     6. INDEMNIFICATION. CyberGuard and Steele agree that this Agreement shall not in any way affect or impair Steele's right to indemnification by CyberGuard to the extent provided for in


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Section 6.4 of the Bylaws of CyberGuard and Florida Statute Section 607.0850.
Subject to CyberGuard's Bylaws and Section 607.0850 of the Florida Statutes, the right to indemnification includes payment for Steele's expenses actually and reasonably incurred in the multiple related actions brought in the United States District Court, Southern District of Florida, which are now consolidated in an action entitled STEPHEN CHENEY, ET AL. V. CYBERGUARD CORPORATION, ROBERT L. CARBERRY AND WILLIAM D. MURRAY, Case No. 98-6879-CIV-Gold and in connection with any future lawsuits or regulatory or self-regulatory investigations concerning Steele's employment with CyberGuard. Steele hereby agrees to promptly repay any and all expenses paid by CyberGuard if he is ultimately found not to be entitled to indemnification by CyberGuard.

     7. CERTAIN COMMUNICATIONS. CyberGuard and Steele hereby each agree that neither shall say, write or communicate in any manner to any person or entity anything substantially derogatory about the other, regardless of the truth or falsity of the information. Of course, nothing in this section 7 shall be construed to prevent either party from testifying truthfully under oath if compelled to do so by court order or other legal compulsion. In this connection, for purposes hereof, "CyberGuard" means and includes CyberGuard Corporation, and its current officers, directors, employees, affiliates and representatives.

     8. COMPANY EQUIPMENT. Steele acknowledges that he has in his possession certain property that is owned by the Company. This property includes a laptop computer, a company cellular telephone, one or more Company credit cards, and an access card for electronic access to the Company's headquarters. Steele agrees that he will return to CyberGuard, promptly at its request, any or all Company property that is in his possession.

     9. NON-COMPETITION. Steele agrees that until May 17, 2000, he shall not, directly or indirectly, be employed by, act as a consultant or contractor for, be involved in a venture with, or otherwise engage in any business enterprise or employment, with any of the following companies: Axent Technologies, Inc., Check Point Software Technologies, Inc, Fore Systems, Inc., Network Associates, Inc., Secure Computing Corp., or Network-1 Security Solutions, Inc. In the event that these geographical or temporal restrictions are judicially determined to be unreasonable, the parties agree that these restrictions shall be judicially reformed to the maximum restrictions which are reasonable.

     10. NON-SOLICITATION. Without the prior written consent of the Company, Steele shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (a) attempt to employ, employ or enter into any contractual arrangement with any employee or former employee of the Company, its affiliates, subsidiaries or predecessors in interest, unless such employee or former employee has not been employed by the Company, its affiliates, subsidiaries or predecessors in interest during the 120 days prior to Steele's attempt to employ him, or (b) call on or solicit any of the actual or currently targeted prospective customers of the Company for the purpose of offering any product or service that is in direct competition with the products or services of the Company.

     11. CONFIDENTIALITY; TERMINATION OF THE EMPLOYMENT AGREEMENT. Paragraph 16 of the Employment Agreement (governing confidential information) shall remain in full force and effect for two years from the date hereof. Otherwise, in all other respects, the Employment Agreement is hereby terminated and shall be of no further force or effect.

     12. INJUNCTION/SPECIFIC PERFORMANCE SETOFF. Steele acknowledges that a breach of any of the provisions of Sections 9, 10 or 11 hereof would result in immediate and irreparable injury to the Company which cannot be adequately or reasonably compensated at law. Therefore, Steele agrees that the Company shall be entitled, if any such breach shall occur or be threatened or attempted, to a decree of specific performance and to a temporary and permanent injunction,


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without the posting of a bond, enjoining and restraining such breach by Steele or his agents, either directly or indirectly, and that such right to injunction shall be cumulative to whatever other remedies for actual damages to which the Company is entitled. Steele further agrees that the Company may set off against or recoup from any amounts due under this Agreement to the extent of any losses incurred by the Company as a result of any breach by Steele of the provisions of Sections 9, 10 or 11 hereof.

     13. MISCELLANEOUS. This Agreement constitutes the entire agreement between the parties hereto on the subject matter hereof and may not be modified without the written agreement of both parties hereto. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida. A waiver by any party of any of the terms and conditions hereof shall not be construed as a general waiver by such party. Words such as "hereof", "hereunder", "herein" and words of similar meaning shall refer to this Agreement as a whole and not to only a specific section or paragraph of this Agreement. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto, their heirs, successors and assigns; provided, however that Steele may not assign his rights or duties hereunder except by operation of the laws of descent and distribution, and CyberGuard may not assign its rights or duties hereunder except to a business enterprise that acquires CyberGuard or substantially all its assets (by merger, consolidation, share purchase or exchange, asset acquisition or other corporate transaction).

     IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

CYBERGUARD CORPORATION                      TOMMY D. STEELE

By:
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Name:
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Title:
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